EXHIBIT 99(a)

NEWS RELEASE	June 25, 2024

Contact:	Lance A. Sellers President and Chief Executive Officer Jeffrey N. Hooper Executive Vice President and Chief Financial Officer 828-464-5620

For Immediate Release

PEOPLES BANCORP ANNOUNCES AUTHORIZATION OF STOCK REPURCHASE PLAN

Peoples Bancorp of North Carolina, Inc. (Nasdaq: PEBK), the parent company of Peoples Bank, Newton, NC announced today that its Board of Directors has authorized a stock repurchase program, whereby up to $2 million will be allocated to repurchase the Company’s common stock. At March 31, 2024, the Company had assets of $1.7 billion and stockholder’s equity of $121.1 million.

Any purchases under the Company’s repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately-negotiated transactions. The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions and other factors. The repurchase program may be suspended at any time or from time-to-time without prior notice.

“The Board’s decision to repurchase stock was based on the strength of the Company’s balance sheet and capital position. We believe this is an appropriate way to utilize capital and enhance shareholder value,” said Lance Sellers, President and Chief Executive Officer.

Peoples Bank currently operates 16 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake Counties. The Bank also operates loan production offices in Lincoln, Mecklenburg, Rowan and Forsyth Counties. The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, (1) competition in the markets served by the Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission, including but not limited to those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.